EXHIBIT 99.1
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Contacts:

Extended Systems:                           For Intellisync Corporation:

Tricia Stingley                             Nadia Jamshidi
208-322-7575, 6077                          Amy Barney
tricia.stingley@extendedsystems.com         McGrath Power Public Relations
                                            408-727-0351
Val Heusinkveld                             nadiaj@mcgrathpower.com
208-322-7575, 6276                          amyb@mcgrathpower.com
val.heusinkveld@extendedsystems.com



                 Extended Systems and Intellisync Settle Lawsuit

            COMPANIES CEASE LITIGATION AND AGREE TO SETTLEMENT TERMS


BOISE, Idaho & SAN JOSE, Calif.--March 4, 2004--Extended Systems (NASDAQ: XTND) and Intellisync(R) Corporation (NASDAQ: SYNC), formerly known as Pumatech, Inc., today announced that the Companies have mutually agreed to settle the ongoing patent infringement lawsuit initiated by Intellisync in April 2002. In an agreement signed today by both companies, Intellisync and Extended Systems agreed to settle all claims and terminate litigation proceedings immediately.

In the settlement agreement, Extended Systems will make a one-time payment to Intellisync and receive a license to certain Intellisync patents, which Extended Systems acknowledges are valid. This payment covers estimated past and future royalties on revenue related to Extended Systems' products shipped and covered under Intellisync's licensed patents. Both companies have agreed there will be no further patent litigation actions for a period of five (5) years and that Intellisync will release all Extended Systems customers from any claims of infringement relating to their purchase and future use of Extended Systems products.


ABOUT EXTENDED SYSTEMS

Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation, enterprise resource planning and customer relationship management. Extended Systems has more than 3,000 enterprise customers worldwide and key alliance relationships with Avaya, EDS, HP, Microsoft, Motorola, Nokia, palmOne, PalmSource, Sharp, Siemens, Software AG, SonyEricsson, Symbian and Toshiba. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information on Extended Systems and its products, visit www.extendedsystems.com.


ABOUT INTELLISYNC CORPORATION

Intellisync Corporation, formerly known as Pumatech, Inc., provides organizations with a suite of software products and services that synchronizes and distributes information that is critical to employees, customers and partners. Intellisync Corporation's customers and strategic partners include more than 200 original equipment manufacturers, such as AOL, IBM, PeopleSoft and RIM, and approximately 1000 large enterprise accounts, including Domino's Pizza, Merck, Pfizer and Procter & Gamble. For more information on Intellisync Corporation's products and services, please visit www.intellisync.com.



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Intellisync is a trademark of Intellisync Corporation that may be registered in certain jurisdictions. All other company and product names are trademarks of their respective owners.